AXP(R)
    Research
        Opportunities
             Fund

                                                               Semiannual Report
                                                            for the Period Ended
                                                                   Jan. 31, 2004

AXP Research Opportunities Fund seeks to provide shareholders with long-term capital growth.

(logo)                                                                   (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
Funds                                                                   (R)

Table of Contents

Fund Snapshot                                                         3

Questions & Answers
   with Portfolio Management                                          4

Investments in Securities                                             8

Financial Statements (Portfolio)                                     11

Notes to Financial Statements (Portfolio)                            14

Financial Statements (Fund)                                          18

Notes to Financial Statements (Fund)                                 21

Proxy Voting                                                         28

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Fund Snapshot
        AS OF JAN. 31, 2004

PORTFOLIO MANAGER

Portfolio manager                                            Doug Chase
Since                                                             11/03
Years in industry                                                    12

FUND OBJECTIVE

For investors seeking long-term growth of capital.

Inception dates
A: 8/19/96      B: 8/19/96      C: 6/26/00      Y: 8/19/96

Ticker symbols
A: IRDAX        B: IROBX        C: --           Y: --

Total net assets                                         $233.2 million

Number of holdings                                                   96

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

       STYLE
VALUE  BLEND  GROWTH
         X            LARGE
                      MEDIUM  SIZE
                      SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Health care 22.9%
Financials 20.7%
Consumer discretionary 13.8%
Technology 13.6%
Consumer staples 10.5%
Industrials 7.4%
Energy 6.6%
Materials 3.5%
Telecommunications 0.5%
Utilities 0.5%

TOP TEN HOLDINGS

Percentage of portfolio assets

Pfizer (Health care products)                                       6.8%
Citigroup (Finance companies)                                       5.2
Cendant (Media)                                                     3.4
Viacom Cl B (Leisure time & entertainment)                          3.3
PepsiCo (Beverages & tobacco)                                       2.9
Microsoft (Computer software & services)                            2.9
Colgate-Palmolive (Household products)                              2.8
Fannie Mae (Financial services)                                     2.5
Procter & Gamble (Household products)                               2.4
McKesson (Health care services)                                     2.4

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stock prices of established companies that pay dividends may be less volatile than the stock market as a whole.

Fund holdings are subject to change.

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3   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers
        WITH PORTFOLIO MANAGEMENT

Doug Chase began managing AXP Research Opportunities Fund in November 2003. Below, he discusses the Fund's repositioning and results for the six months ended Jan. 31, 2004.

Shareholders will be asked to approve a merger of the Fund into AXP Large Cap Equity Fund at a shareholder meeting on June 9, 2004. This approval is not guaranteed. If shareholder approval is obtained, no new purchases or exchanges into the Fund will be allowed, although existing shareholders may redeem or exchange out of the Fund.

Q: How did AXP Research Opportunities Fund perform in the six months ended Jan. 31, 2004?

A: AXP Research Opportunities Fund's Class A shares, excluding sales charge, gained 12.07% for the six months ended Jan. 31, 2004. This was less than the Standard & Poor's 500 Index, which rose 15.23% for the period. The Lipper Large-Cap Core Funds Index, the Fund's peer group, rose 13.12% over the same time frame.

Q: What factors most significantly affected Fund performance during the semiannual period?

A: The Fund benefited from the U.S. equity market's strong rally, which has been fueled by the improving economic environment and strong corporate earnings results. Stock selection for most

(bar chart)

                              PERFORMANCE COMPARISON
                   For the six-month period ended Jan. 31, 2004
20%
                                 (bar 2)
15%           (bar 1)            +15.23%           (bar 3)
              +12.07%                              +13.12%
10%

 5%

 0%

(bar 1)   AXP Research Opportunities Fund Class A (excluding sales charge)
(bar 2)   S&P 500 Index Fund(1) (unmanaged)
(bar 3)   Lipper Large-Cap Core Funds Index(2)

(1) Standard & Poor's 500 Index (S&P 500 Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. However, the S&P 500 companies may be generally larger than those in which the Fund invests.

(2) The Lipper Large-Cap Core Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

(begin callout quote)> Currently, we believe the best market opportunities are in growth stocks that have a high degree of stability to their growth. (end callout quote)

     of the fiscal period and a conservative positioning relative to the S&P 500 Index and its peer group since November were the primary reasons why the Fund's return fell short of the Index and peer group for the six months ended Jan. 31, 2004.

     Early in the period, good stock selection in the health care, industrial and technology sectors added to relative performance. However, stock selection

AVERAGE ANNUAL TOTAL RETURNS

                              Class A                    Class B                     Class C                     Class Y
(Inception dates)            (8/19/96)                  (8/19/96)                   (6/26/00)                   (8/19/96)
                        NAV(1)      POP(2)        NAV(1)    After CDSC(3)      NAV(1)     After CDSC(4)    NAV(5)     POP(5)
as of Jan. 31, 2004
6 months*              +12.07%      +5.63%       +11.54%       +7.54%         +11.25%       +10.25%       +11.81%    +11.81%
1 year                 +29.19%     +21.75%       +28.32%      +24.32%         +27.94%       +27.94%       +29.37%    +29.37%
5 years                 -4.61%      -5.73%        -5.35%       -5.50%            N/A           N/A         -4.47%     -4.47%
Since inception         +4.61%      +3.78%        +3.80%       +3.80%         -10.07%       -10.07%        +4.76%     +4.76%

as of Dec. 31, 2003
6 months*              +12.46%      +6.00%       +11.92%       +6.92%         +11.92%       +10.92%       +12.46%    +12.46%
1 year                 +23.95%     +16.82%       +23.08%      +19.08%         +23.08%       +23.08%       +24.16%    +24.16%
5 years                 -3.86%      -4.99%        -4.59%       -4.74%            N/A           N/A         -3.72%     -3.72%
Since inception         +4.54%      +3.70%        +3.75%       +3.75%         -10.48%       -10.48%        +4.69%     +4.69%

The performance information shown represents the past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (888) 723-8476 or visiting www.americanexpress.com/funds. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

* Not annualized.

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

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5   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

     within the consumer cyclical, financial and energy sectors hindered the Fund's results.

     One strong market trend working against the Fund's investment strategy was the continued outperformance of small-cap stocks relative to large-cap stocks, which are the focus of the Fund. Even within the S&P 500 Index, the smaller the market capitalization, the stronger the stock's performance generally was.

     In mid-November, we made substantial changes to sector allocations and individual holdings within the portfolio. Toward the end of the semiannual period, we began to see some positive results from this repositioning. For example, energy stocks that we added to the portfolio in mid-November benefited performance in December when the energy sector rallied. However, since the overall equity market generally favored smaller and lower quality stocks, our restructuring of the portfolio toward high quality, large-cap stocks was not fully rewarded.

Q: What changes did you make to the portfolio and how is it currently positioned?

A: Early in the period, the portfolio's cyclical exposure was increased in an effort to take advantage of the strengthening U.S. economy. In addition, holdings of brokerage firms, biotechnology companies and home improvement retail stores were increased. The Fund's exposure to big pharmaceutical companies was reduced.

     The most significant changes came in November. We moved to higher-than-index positions in the health care and industrials sectors and lower-than-index positions in the technology, financial, telecommunications and utility sectors.

     Late in the period, we broadened our ownership of pharmaceutical firms, trimming holdings of Wyeth, which had appreciated significantly, and adding Johnson & Johnson, Eli Lilly and Novartis to the Fund's holdings. Despite last year's weakness, we maintain a higher-than-index weighting in health care because we believe, long term, health care earnings will grow at rates faster than the market overall due to demographic shifts, primarily the aging of the U.S. population. In addition to pharmaceuticals, the Fund's holdings within the health care sector are well diversified among biotechnology companies, hospitals, medical device providers and drug distributors. Our primary concern about health care is the forthcoming November 2004 general election, and the potential for negative political discourse about the industry. Therefore, we will probably be a bit cautious in adding further to the health care sector. We may take advantage of

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6   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Questions & Answers

     election-related uncertainties to add to some existing positions.

     The Fund's weighting in the technology sector is smaller than the index. We believe these stocks, as a group, are expensive. In our opinion, the only way to justify current valuations is to assume exceptional economic growth for several quarters to come. We believe that if growth is indeed that strong, it will also drive performance in other sectors such as media, which we consider more reasonably priced. The Fund ended the period with a lower-than-index position in financial stocks because we believe many of these companies are vulnerable to the negative effects of a potential increase in interest rates.

Q:   How do you intend to manage the Fund in the coming months?

A: One key issue for the market in 2004 is whether large-cap stocks can regain market leadership from small-cap stocks. We believe several factors support such an outcome. First, the overvaluation of small-caps versus large-caps suggests that a period of large-cap outperformance may be due. Other factors favoring large-caps include the decline in the U.S. dollar, which has made U.S. exports more competitive, and the possibility of higher interest rates. Small-cap companies generally do not benefit from export growth the way large-cap companies do. In addition, smaller companies are often more dependent on borrowed money and could suffer from either expectations of rising interest rates or actual rate increases.

     Consumer staples is a sector that looks interesting to us now precisely because it is one of the most multinational groups in the market and could benefit from the lower dollar. Anywhere you travel globally, you will find the products of U.S. based multinationals -- from cola to razor blades to hamburgers. We think such companies are attractive given the improved export environment.

     Currently, we believe the best market opportunities are in stocks that have a high degree of stability to their growth. These stocks have become cheaper relative to the market; yet in any given year, they tend to grow earnings faster than the S&P 500 Index. We have been making a concerted effort to move money into more stable growth stocks and out of companies that require record levels of profitability to justify their current share prices.

     Given the improving global economy, the weak dollar, and large-cap relative underperformance in 2003, we think the environment may be more favorable for large stocks in 2004 and we consider the portfolio well positioned for such a scenario.

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7   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Investments in Securities

Aggressive Growth Portfolio

Jan. 31, 2004 (Unaudited)

(Percentages represent value of investments compared to net assets)

Common stocks (99.4%)
Issuer                                        Shares               Value(a)

Aerospace & defense (2.6%)
Empresa Brasileira de
  Aeronautica ADR                             16,800(c)              $495,096
Lockheed Martin                               44,800                2,178,176
Northrop Grumman                              12,700                1,228,217
United Technologies                           23,100                2,206,974
Total                                                               6,108,463

Banks and savings & loans (3.5%)
Bank of America                               44,400                3,616,824
U.S. Bancorp                                  47,500                1,342,825
Washington Mutual                             18,500                  819,550
Wells Fargo                                   43,600                2,503,076
Total                                                               8,282,275

Beverages & tobacco (5.3%)
Altria Group                                  69,800                3,880,182
Anheuser-Busch Companies                      10,800                  547,776
Coca-Cola                                     24,100                1,186,684
PepsiCo                                      144,600                6,833,796
Total                                                              12,448,438

Broker dealers (1.8%)
Merrill Lynch & Co                            34,600                2,034,134
Morgan Stanley                                38,600                2,246,906
Total                                                               4,281,040

Building materials & construction (0.5%)
American Standard                             10,900(b)             1,157,580

Cable (0.7%)
EchoStar Communications Cl A                  19,800(b)               722,700
NTL                                           12,000(b)               796,080
Total                                                               1,518,780

Cellular telecommunications (0.5%)
Nextel Communications Cl A                    45,000(b)             1,187,550

Chemicals (1.5%)
Dow Chemical                                  42,700                1,791,265
Lyondell Chemical                             96,200                1,648,868
Total                                                               3,440,133

Computer hardware (4.8%)
Cisco Systems                                170,200(b)             4,363,928
Dell                                          89,100(b)             2,982,177
Hewlett-Packard                              140,400                3,340,116
NVIDIA                                        23,600(b)               525,100
Total                                                              11,211,321

Computer software & services (4.4%)
Affiliated Computer Services Cl A              9,500(b)               526,775
BMC Software                                  29,800(b)               593,020
Investors Financial Services                   9,500                  393,680
Microsoft                                    246,900                6,826,785
Oracle                                        94,700(b)             1,307,807
VERITAS Software                              18,500(b)               607,910
Total                                                              10,255,977

Electronics (4.3%)
Analog Devices                                30,600                1,464,210
Applied Materials                             31,900(b)               694,144
Intel                                        148,000                4,528,800
Jabil Circuit                                 14,000(b)               414,400
KLA-Tencor                                    20,600(b)             1,175,642
STMicroelectronics                            41,500(c)             1,113,860
Taiwan Semiconductor Mfg ADR                  53,100(c)               593,658
Total                                                               9,984,714

Energy (5.3%)
ChevronTexaco                                 38,400                3,315,840
ConocoPhillips                                32,800                2,160,864
Devon Energy                                  20,000                1,129,200
Exxon Mobil                                  124,400                5,074,276
Newfield Exploration                          13,100(b)               618,189
Total                                                              12,298,369

Energy equipment & services (1.3%)
Halliburton                                   42,500                1,281,375
Noble                                         31,700(b)             1,176,070
Weatherford Intl                              15,200(b)               612,864
Total                                                               3,070,309

Finance companies (5.2%)
Citigroup                                    243,000               12,023,640

See accompanying notes to investments in securities.

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8   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Issuer                                        Shares               Value(a)

Financial services (4.9%)
Capital One Financial                         14,500               $1,030,660
Countrywide Financial                         25,100                2,097,105
Fannie Mae                                    75,800                5,844,180
MBNA                                          91,600                2,469,536
Total                                                              11,441,481

Health care products (16.2%)
Amgen                                         50,800(b)             3,276,092
Baxter Intl                                   58,100                1,693,615
Boston Scientific                             32,900(b)             1,341,991
Forest Laboratories                           36,900(b)             2,748,681
Gilead Sciences                                9,500(b)               521,265
Johnson & Johnson                             99,700                5,325,974
Medtronic                                     31,900                1,570,118
Merck & Co                                    25,600                1,218,560
Novartis ADR                                  55,800(c)             2,519,370
Pfizer                                       432,300               15,835,149
Teva Pharmaceutical Inds ADR                   9,600(c)               600,864
Wyeth                                         26,800                1,097,460
Total                                                              37,749,139

Health care services (6.6%)
AmerisourceBergen                             62,400                3,435,120
Anthem                                        15,500(b)             1,267,590
Cardinal Health                               44,200                2,833,662
Caremark Rx                                   23,600(b)               631,300
HCA                                           29,000                1,302,100
McKesson                                     190,100                5,585,138
Tenet Healthcare                              19,000(b)               235,600
Total                                                              15,290,510

Household products (5.1%)
Colgate-Palmolive                            124,900                6,403,623
Procter & Gamble                              55,400                5,599,832
Total                                                              12,003,455

Insurance (5.1%)
ACE                                           27,400(c)             1,189,708
Allstate                                      58,600                2,663,956
American Intl Group                           42,700                2,965,515
Chubb                                         51,400                3,674,586
Hartford Financial Services Group             14,400                  926,496
MBIA                                           9,400                  592,200
Total                                                              12,012,461

Leisure time & entertainment (4.3%)
Mattel                                       134,800                2,549,068
Viacom Cl B                                  187,400                7,552,220
Total                                                              10,101,288

Machinery (0.8%)
Caterpillar                                   23,600                1,843,868

Media (6.9%)
Cendant                                      348,200(b)             7,886,730
Disney (Walt)                                194,500                4,668,000
InterActiveCorp                               37,700(b)             1,221,480
Liberty Media Cl A                           106,000(b)             1,233,840
Tribune                                       23,100                1,182,489
Total                                                              16,192,539

Multi-industry (3.9%)
Accenture Cl A                                25,400(b,c)             601,218
General Electric                             146,400                4,923,432
ITT Inds                                       7,700                  573,958
Tyco Intl                                    112,000(c)             2,996,000
Total                                                               9,094,608

Paper & packaging (0.9%)
Avery Dennison                                24,000                1,491,840
Weyerhaeuser                                   9,000                  553,140
Total                                                               2,044,980

Precious metals (0.7%)
Freeport McMoRan Cooper &
  Gold Cl B                                   42,600                1,570,236

Retail -- general (1.8%)
Best Buy                                      49,250                2,481,708
Wal-Mart Stores                               32,200                1,733,970
Total                                                               4,215,678

Utilities -- electric (0.5%)
Exelon                                         8,700                  582,726
FirstEnergy                                   16,000                  600,320
Total                                                               1,183,046

Total common stocks
(Cost: $216,769,389)                                             $232,011,878

Total investments in securities
(Cost: $216,769,389)(d)                                          $232,011,878

See accompanying notes to investments in securities.

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9   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of Jan. 31, 2004, the value of foreign securities represented 4.3% of net assets.

(d) At Jan. 31, 2004, the cost of securities for federal income tax purposes was approximately $216,769,000 and the approximate aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                    $18,350,000
     Unrealized depreciation                                     (3,107,000)
                                                                 ----------
     Net unrealized appreciation                                $15,243,000
                                                                -----------

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10   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Financial Statements

Statement of assets and liabilities
Aggressive Growth Portfolio

Jan. 31, 2004 (Unaudited)
Assets
Investments in securities, at value (Note 1)
   (identified cost $216,769,389)                                             $232,011,878
Cash in bank on demand deposit                                                     783,598
Dividends and accrued interest receivable                                          219,470
Receivable for investment securities sold                                        5,918,498
                                                                                 ---------
Total assets                                                                   238,933,444
                                                                               -----------
Liabilities
Payable for investment securities purchased                                      5,565,617
Accrued investment management services fee                                           4,162
Other accrued expenses                                                              13,678
                                                                                    ------
Total liabilities                                                                5,583,457
                                                                                 ---------
Net assets                                                                    $233,349,987
                                                                              ============

See accompanying notes to financial statements.

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11   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Statement of operations
Aggressive Growth Portfolio

Six months ended Jan. 31, 2004 (Unaudited)
Investment income
Income:
Dividends                                                                      $ 2,053,380
Interest                                                                            28,015
   Less foreign taxes withheld                                                     (10,066)
                                                                                   -------
Total income                                                                     2,071,329
                                                                                 ---------
Expenses (Note 2):
Investment management services fee                                                 747,615
Compensation of board members                                                        4,618
Custodian fees                                                                      17,300
Audit fees                                                                          10,500
Other                                                                                2,344
                                                                                     -----
Total expenses                                                                     782,377
   Earnings credits on cash balances (Note 2)                                         (592)
                                                                                      ----
Total net expenses                                                                 781,785
                                                                                   -------
Investment income (loss) -- net                                                  1,289,544
                                                                                 ---------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                9,989,087
   Options contracts written (Note 4)                                               43,301
                                                                                    ------
Net realized gain (loss) on investments                                         10,032,388
Net change in unrealized appreciation (depreciation) on investments             16,000,429
                                                                                ----------
Net gain (loss) on investments                                                  26,032,817
                                                                                ----------
Net increase (decrease) in net assets resulting from operations                $27,322,361
                                                                               ===========

See accompanying notes to financial statements.

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12   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Statements of changes in net assets
Aggressive Growth Portfolio
                                                                               Jan. 31, 2004        July 31, 2003
                                                                             Six months ended        Year ended
                                                                                (Unaudited)
Operations
Investment income (loss) -- net                                               $  1,289,544         $  3,016,145
Net realized gain (loss) on investments                                         10,032,388          (54,088,180)
Net change in unrealized appreciation (depreciation) on investments             16,000,429           65,040,858
                                                                                ----------           ----------
Net increase (decrease) in net assets resulting from operations                 27,322,361           13,968,823
                                                                                ----------           ----------
Proceeds from contributions                                                             --              280,192
Fair value of withdrawals                                                      (34,841,103)         (82,264,696)
                                                                               -----------          -----------
Net contributions (withdrawals) from partners                                  (34,841,103)         (81,984,504)
                                                                               -----------          -----------
Total increase (decrease) in net assets                                         (7,518,742)         (68,015,681)
Net assets at beginning of period                                              240,868,729          308,884,410
                                                                               -----------          -----------
Net assets at end of period                                                   $233,349,987         $240,868,729
                                                                              ============         ============

See accompanying notes to financial statements.

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13   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Notes to Financial Statements

Aggressive Growth Portfolio

(Unaudited as to Jan. 31, 2004)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Aggressive Growth Portfolio (the Portfolio) is a series of Growth Trust (the Trust) and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. Aggressive Growth Portfolio invests primarily in equity securities of companies that comprise the S&P 500 Index. The Declaration of Trust permits the Trustees to issue non-transferable interests in the Portfolio.

The Portfolio's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by independent pricing service. American Express Financial Corporation (AEFC) may use fair value if a security's value has been materially affected by events after the close of the primary exchanges or markets on which the security is traded and before NAV is calculated. The fair value of a security may be different from the quoted or published price. AEFC will price a security at fair value in accordance with procedures adopted by the Portfolio and board of trustees if a reliable market quotation is not readily available. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains and facilitate buying and selling of securities for investments, the Portfolio may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Portfolio also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Portfolio gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Portfolio may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Portfolio pays a premium whether or not the option is exercised. The Portfolio also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

--------------------------------------------------------------------------------
14   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Portfolio will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes, the Portfolio may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Portfolio also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Portfolio is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Portfolio each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Portfolio recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Portfolio may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Portfolio and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Portfolio is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

For federal income tax purposes the Portfolio qualifies as a partnership and each investor in the Portfolio is treated as the owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. As a "pass-through" entity, the Portfolio therefore does not pay any income dividends or capital gain distributions.

--------------------------------------------------------------------------------
15   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

2. FEES AND EXPENSES

The Trust on behalf of the Portfolio, has an Investment Management Services Agreement with AEFC to manage its portfolio. Under this Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Portfolio's average daily net assets in reducing percentages from 0.65% to 0.50% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of AXP Research Opportunities Fund to the Lipper Large-Cap Core Funds Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment decreased the fee by $25,550 for the six months ended Jan. 31, 2004.

Under the agreement, the Trust also pays taxes, brokerage commissions and nonadvisory expenses, which include custodian fees, audit and certain legal fees, fidelity bond premiums, registration fees for units, office expenses, consultants' fees, compensation of trustees, corporate filing fees, expenses incurred in connection with lending securities of the Portfolio and any other expenses properly payable by the Trust or Portfolio and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested trustees may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the underlying Fund or other American Express mutual funds. The Portfolio's liability for these amounts is adjusted for market changes and remains in the Portfolio until distributed in accordance with the Plan.

During the six months ended Jan. 31, 2004, the Portfolio's custodian fees were reduced by $592 as a result of earnings credits from overnight cash balances. The Portfolio also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

According to a Placement Agency Agreement, American Express Financial Advisors Inc. acts as placement agent of the Trust's units.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $239,217,887 and $266,572,558, respectively, for the six months ended Jan. 31, 2004. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $14,068 for the six months ended Jan. 31, 2004.

--------------------------------------------------------------------------------
16   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

4. OPTIONS CONTRACTS WRITTEN

Contracts and premiums associated with options contracts written are as follows:

                                                Six months ended Jan. 31, 2004
                                                             Calls
                                                  Contracts        Premiums
Balance July 31, 2003                                270          $ 25,579
Opened                                               857            75,390
Closed                                              (767)          (76,750)
Exercised                                           (170)          (10,880)
Expired                                             (190)          (13,339)
                                                    ----           -------
Balance Jan. 31, 2004                                 --          $     --
                                                    ----          --------

See "Summary of significant accounting policies."

5. FINANCIAL HIGHLIGHTS

The table below shows certain important financial information for evaluating the Portfolio's results.

Ratios/supplemental data
Fiscal period ended July 31,                                             2004(e)    2003      2002      2001     2000
Ratio of expenses to average daily net assets(a)                         .66%(c)    .60%      .60%      .61%     .63%
Ratio of net investment income (loss) to average daily net assets       1.08%(c)   1.18%      .76%      .91%     .53%
Portfolio turnover rate (excluding short-term securities)                104%        82%      144%      234%     160%
Total return(b)                                                        12.25%(d)   7.40%   (26.92%)  (17.05%)   8.43%

Notes to financial highlights

(a) Expense ratio is based on total expenses of the Portfolio before reduction of earnings credits on cash balances. The ratio does not include feeder fund expenses.

(b) Total return is based on a calculated Portfolio NAV and does not reflect payment of a sales charge.

(c)  Adjusted to an annual basis.

(d)  Not annualized.

(e)  Six months ended Jan. 31, 2004 (Unaudited).

--------------------------------------------------------------------------------
17   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Research Opportunities Fund

Jan. 31, 2004 (Unaudited)
Assets
Investment in Portfolio (Note 1)                                                                      $ 233,281,106
Capital shares receivable                                                                                       933
                                                                                                                ---
Total assets                                                                                            233,282,039
                                                                                                        -----------
Liabilities
Capital shares payable                                                                                        3,354
Accrued distribution fee                                                                                      3,442
Accrued transfer agency fee                                                                                   1,711
Accrued administrative services fee                                                                             384
Other accrued expenses                                                                                       76,769
                                                                                                             ------
Total liabilities                                                                                            85,660
                                                                                                             ------
Net assets applicable to outstanding capital stock                                                    $ 233,196,379
                                                                                                      =============
Represented by
Capital stock -- $.01 par value (Note 1)                                                              $     515,748
Additional paid-in capital                                                                              480,830,274
Undistributed net investment income                                                                         124,415
Accumulated net realized gain (loss) (Note 5)                                                          (263,512,214)
Unrealized appreciation (depreciation) on investments                                                    15,238,156
                                                                                                         ----------
Total -- representing net assets applicable to outstanding capital stock                              $ 233,196,379
                                                                                                      =============
Net assets applicable to outstanding shares:                 Class A                                  $ 143,595,618
                                                             Class B                                  $  89,301,137
                                                             Class C                                  $     298,219
                                                             Class Y                                  $       1,405
Net asset value per share of outstanding capital stock:      Class A shares         30,978,884        $        4.64
                                                             Class B shares         20,527,086        $        4.35
                                                             Class C shares             68,489        $        4.35
                                                             Class Y shares                300        $        4.68
                                                                                           ---        -------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
18   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Statement of operations
AXP Research Opportunities Fund

Six months ended Jan. 31, 2004 (Unaudited)
Investment income
Income:
Dividends                                                                                               $ 2,052,818
Interest                                                                                                     28,008
   Less foreign taxes withheld                                                                              (10,063)
                                                                                                            -------
Total income                                                                                              2,070,763
                                                                                                          ---------
Expenses (Note 2):
Expenses allocated from Portfolio                                                                           781,570
Distribution fee
   Class A                                                                                                  183,538
   Class B                                                                                                  452,606
   Class C                                                                                                    1,421
Transfer agency fee                                                                                         327,159
Incremental transfer agency fee
   Class A                                                                                                   22,314
   Class B                                                                                                   22,776
   Class C                                                                                                       66
Administrative services fees and expenses                                                                    71,661
Compensation of board members                                                                                 4,250
Printing and postage                                                                                         71,885
Registration fees                                                                                            20,465
Audit fees                                                                                                    3,500
Other                                                                                                         5,908
                                                                                                              -----
Total expenses                                                                                            1,969,119
   Expenses waived/reimbursed by AEFC (Note 2)                                                              (21,747)
                                                                                                            -------
                                                                                                          1,947,372
   Earnings credits on cash balances (Note 2)                                                                (1,277)
                                                                                                             ------
Total net expenses                                                                                        1,946,095
                                                                                                          ---------
Investment income (loss) -- net                                                                             124,668
                                                                                                            -------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions                                                                                  9,986,498
   Options contracts written                                                                                 43,301
                                                                                                             ------
Net realized gain (loss) on investments                                                                  10,029,799
Net change in unrealized appreciation (depreciation) on investments                                      15,995,872
                                                                                                         ----------
Net gain (loss) on investments                                                                           26,025,671
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                         $26,150,339
                                                                                                        ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
19   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Statements of changes in net assets
AXP Research Opportunities Fund

                                                                              Jan. 31, 2004          July 31, 2003
                                                                            Six months ended          Year ended
                                                                               (Unaudited)
Operations and distributions
Investment income (loss) -- net                                               $    124,668         $    338,450
Net realized gain (loss) on investments                                         10,029,799          (54,080,938)
Net change in unrealized appreciation (depreciation) on investments             15,995,872           65,030,053
                                                                                ----------           ----------
Net increase (decrease) in net assets resulting from operations                 26,150,339           11,287,565
                                                                                ----------           ----------
Distributions to shareholders from:
   Net investment income
      Class A                                                                     (338,698)                  --
      Class Y                                                                           (5)                  --
                                                                                ----------           ----------
Total distributions                                                               (338,703)                  --
                                                                                ----------           ----------
Capital share transactions (Note 3)
Proceeds from sales
   Class A shares (Note 2)                                                       2,482,756           10,144,239
   Class B shares                                                                1,450,155            4,732,632
   Class C shares                                                                   17,565               67,130
   Class Y shares                                                                       --                4,652
Reinvestment of distributions at net asset value
   Class A shares                                                                  333,621                   --
Payments for redemptions
   Class A shares                                                              (24,353,913)         (57,637,339)
   Class B shares (Note 2)                                                     (13,223,406)         (36,351,756)
   Class C shares (Note 2)                                                         (25,103)             (91,096)
   Class Y shares                                                                       --             (198,402)
                                                                                ----------           ----------
Increase (decrease) in net assets from capital share transactions              (33,318,325)         (79,329,940)
                                                                               -----------          -----------
Total increase (decrease) in net assets                                         (7,506,689)         (68,042,375)
Net assets at beginning of period                                              240,703,068          308,745,443
                                                                               -----------          -----------
Net assets at end of period                                                   $233,196,379         $240,703,068
                                                                              ============         ============
Undistributed net investment income                                           $    124,415         $    338,450
                                                                              ------------         ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
20   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Notes to Financial Statements

AXP Research Opportunities Fund

(Unaudited as to Jan. 31, 2004)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Growth Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Growth Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

Investment in Aggressive Growth Portfolio

The Fund invests all of its assets in Aggressive Growth Portfolio (the Portfolio), a series of Growth Trust (the Trust), an open-end investment company that has the same objectives as the Fund. The Portfolio invests primarily in equity securities of companies that comprise the S&P 500 Index.

The Fund records daily its share of the Portfolio's income, expenses and realized and unrealized gains and losses. The financial statements of the Portfolio are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

The Fund records its investment in the Portfolio at the value that is equal to the Fund's proportionate ownership interest in the Portfolio's net assets. The percentage of the Portfolio owned by the Fund as of Jan. 31, 2004, was 99.97%. Valuation of securities held by the Portfolio is discussed in Note 1 of the Portfolio's "Notes to financial statements" (included elsewhere in this report).

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
21   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to the shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes, and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

2. EXPENSES AND SALES CHARGES

In addition to the expenses allocated from the Portfolio, the Fund accrues its own expenses as follows:

The Fund has an agreement with AEFC to provide administrative services. Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.06% to 0.03% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

--------------------------------------------------------------------------------
22   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

In addition, AECSC is entitled to charge an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $76,055 for Class A, $33,286 for Class B and $22 for Class C for the six months ended Jan. 31, 2004.

For the six months ended Jan. 31, 2004, AEFC and its affiliates waived certain fees and expenses to 1.35% for Class A, 2.11% for Class B, 2.11% for Class C and 1.11% for Class Y. In addition, AEFC and its affiliates have agreed to waive certain fees and expenses until July 31, 2004. Under this agreement, net expenses will not exceed 1.35% for Class A, 2.11% for Class B, 2.11% for Class C and 1.18% for Class Y of the Fund's average daily net assets.

During the six months ended Jan. 31, 2004, the Fund's transfer agency fees were reduced by $1,277 as a result of earnings credits from overnight cash balances.

3. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                          Six months ended Jan. 31, 2004
                                              Class A           Class B          Class C         Class Y
Sold                                          564,967           351,796            4,271            --
Issued for reinvested distributions            73,810                --               --            --
Redeemed                                   (5,549,852)       (3,212,455)          (6,195)           --
                                          -----------       -----------          -------        -------
Net increase (decrease)                    (4,911,075)       (2,860,659)          (1,924)           --
                                          -----------       -----------          -------        -------

                                                             Year ended July 31, 2003
                                              Class A           Class B          Class C         Class Y
Sold                                        2,606,091         1,322,189           18,719          1,227
Issued for reinvested distributions                --                --               --             --
Redeemed                                  (15,298,541)      (10,145,114)         (24,738)       (53,135)
                                          -----------       -----------          -------        -------
Net increase (decrease)                   (12,692,450)       (8,822,925)          (6,019)       (51,908)
                                          -----------        ----------           ------        -------

--------------------------------------------------------------------------------
23   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

4. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the six months ended Jan. 31, 2004.

5. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $272,229,915 as of July 31, 2003, that will expire in 2009 through 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

6. SUBSEQUENT EVENT

Shareholders will be asked to approve a merger of the Fund into AXP Large Cap Equity Fund at a shareholder meeting on June 9, 2004. This approval is not guaranteed. If shareholder approval is obtained, no new purchases or exchanges into the Fund will be allowed, although existing shareholders may redeem or exchange out of the Fund.

--------------------------------------------------------------------------------
24   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

7. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended July 31,                                                 2004(k)         2003       2002       2001    2000
Net asset value, beginning of period                                         $4.15          $3.90     $ 5.37     $ 7.61   $7.94
Income from investment operations:
Net investment income (loss)                                                   .01            .02         --        .02      --
Net gains (losses) (both realized and unrealized)                              .49            .23      (1.46)     (1.27)    .66
Total from investment operations                                               .50            .25      (1.46)     (1.25)    .66
Less distributions:
Dividends from net investment income                                          (.01)            --       (.01)        --      --
Distributions from realized gains                                               --             --         --       (.99)   (.99)
Total distributions                                                           (.01)            --       (.01)      (.99)   (.99)
Net asset value, end of period                                               $4.64          $4.15     $ 3.90     $ 5.37   $7.61

Ratios/supplemental data
Net assets, end of period (in millions)                                       $144           $149       $189       $365    $540
Ratio of expenses to average daily net assets(c)                             1.35%(d),(e)   1.35%      1.22%      1.16%   1.14%
Ratio of net investment income (loss) to average daily net assets             .40%(d)        .43%       .15%       .37%    .02%
Portfolio turnover rate (excluding short-term securities)                     104%            82%       144%       234%    160%
Total return(i)                                                             12.07%(j)       6.41%    (27.24%)   (17.54%)  7.73%

Class B
Per share income and capital changes(a)
Fiscal period ended July 31,                                                 2004(k)         2003       2002       2001    2000
Net asset value, beginning of period                                         $3.90          $3.69     $ 5.12     $ 7.36   $7.76
Income from investment operations:
Net investment income (loss)                                                  (.01)          (.02)      (.01)      (.02)   (.05)
Net gains (losses) (both realized and unrealized)                              .46            .23      (1.42)     (1.23)    .64
Total from investment operations                                               .45            .21      (1.43)     (1.25)    .59
Less distributions:
Distributions from realized gains                                               --             --         --       (.99)   (.99)
Net asset value, end of period                                               $4.35          $3.90     $ 3.69     $ 5.12   $7.36

Ratios/supplemental data
Net assets, end of period (in millions)                                        $89            $91       $119       $235    $336
Ratio of expenses to average daily net assets(c)                             2.11%(d),(f)   2.11%      1.98%      1.92%   1.91%
Ratio of net investment income (loss) to average daily net assets            (.37%)(d)      (.33%)     (.62%)     (.39%)  (.73%)
Portfolio turnover rate (excluding short-term securities)                     104%            82%       144%       234%    160%
Total return(i)                                                             11.54%(j)       5.69%    (27.93%)   (18.19%)  7.03%

See accompanying notes to financial highlights.

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25   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended July 31,                                                  2004(k)        2003       2002       2001    2000(b)
Net asset value, beginning of period                                         $3.91          $3.69     $ 5.13     $ 7.36   $7.50
Income from investment operations:
Net investment income (loss)                                                  (.02)          (.01)      (.02)      (.02)    .02
Net gains (losses) (both realized and unrealized)                              .46            .23      (1.42)     (1.22)   (.16)
Total from investment operations                                               .44            .22      (1.44)     (1.24)   (.14)
Less distributions:
Distributions from realized gains                                               --             --         --       (.99)     --
Net asset value, end of period                                               $4.35          $3.91     $ 3.69     $ 5.13   $7.36

Ratios/supplemental data
Net assets, end of period (in millions)                                        $--            $--        $--        $--     $--
Ratio of expenses to average daily net assets(c)                             2.11%(d),(g)   2.11%      1.99%      1.92%   1.91%(d)
Ratio of net investment income (loss) to average daily net assets            (.36%)(d)      (.34%)     (.61%)     (.36%)  (.50%)(d)
Portfolio turnover rate (excluding short-term securities)                     104%            82%       144%       234%    160%
Total return(i)                                                             11.25%(j)       5.96%    (28.05%)   (18.03%) (1.87%)(j)

Class Y
Per share income and capital changes(a)
Fiscal period ended July 31,                                                  2004(k)        2003       2002       2001    2000
Net asset value, beginning of period                                         $4.20          $3.93     $ 5.42     $ 7.65   $7.96
Income from investment operations:
Net investment income (loss)                                                   .01            .04         --        .04     .01
Net gains (losses) (both realized and unrealized)                              .49            .23      (1.48)     (1.28)    .67
Total from investment operations                                               .50            .27      (1.48)     (1.24)    .68
Less distributions:
Dividends from net investment income                                          (.02)            --       (.01)        --      --
Distributions from realized gains                                               --             --         --       (.99)   (.99)
Total distributions                                                           (.02)            --       (.01)      (.99)   (.99)
Net asset value, end of period                                               $4.68          $4.20     $ 3.93     $ 5.42   $7.65

Ratios/supplemental data
Net assets, end of period (in millions)                                        $--            $--        $--        $--     $--
Ratio of expenses to average daily net assets(c)                             1.13%(d),(h)   1.13%      1.04%      1.00%    .97%
Ratio of net investment income (loss) to average daily net assets             .61%(d)        .64%       .33%       .54%    .17%
Portfolio turnover rate (excluding short-term securities)                     104%            82%       144%       234%    160%
Total return(i)                                                             11.81%(j)       6.87%    (27.30%)   (17.29%)  7.99%

See accompanying notes to financial highlights.

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26   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class A would have been 1.36% for the six months ended Jan. 31, 2004.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class B would have been 2.13% for the six months ended Jan. 31, 2004.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class C would have been 2.13% for the six months ended Jan. 31, 2004.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratio of expenses for Class Y would have been 1.15% for the six months ended Jan. 31, 2004.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

(k)  Six months ended Jan. 31, 2004 (Unaudited).

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27   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the Web site americanexpress.com/funds; or by searching the Web site of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, after Aug. 1, 2004, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available at http://www.sec.gov.

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28   --   AXP RESEARCH OPPORTUNITIES FUND   --   2004 SEMIANNUAL REPORT

 (logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.